Exhibit 99.1

Record Growth Propels Interface Security Systems to #1 RMR Growth Ranking
Among 50 Largest Security Companies Based on SDM Magazine’s 100 Report

Growth Propelled Exclusively by Organic Initiatives

(June 28, 2016, Saint Louis, MO) - Interface Security Systems Holdings, Inc. (Interface or the Company), a leading North American provider of Internet Protocol (IP) Bundled Managed physical security and secured managed network services, recently surpassed other major security companies to become the 7th largest company in the electronic security industry based on SDM Magazine’s 2016 SDM 100 Report and is now ranked #1 amongst the 50 largest security companies based on 28.2% recurring monthly revenue (RMR) growth rate during the fiscal year 2015.

“Breaking into the Top 10 industry rankings reflects the Company’s strong organic growth for 2015, and is an exciting milestone for Interface,” said Michael Shaw, CEO of Interface Security Systems Holdings, Inc. “The adoption of our unique bundle of mission critical IP-based physical and network security products and services, continues to expand across multiple retail, hospitality and restaurant sectors, leading to dramatic and sustainable customer growth. Our sales pipeline remains robust and highly active, with potential new customer opportunities. We expect to see continued RMR growth and improvements in our financial and operating metrics during 2016, as we continue to deliver value added IP managed services to our target markets.”

The SDM 100 Report ranks U.S. companies that earn their revenues from the sale, installation, service and monitoring of electronic security systems to all types of customers including commercial, industrial, government and residential customers.

•	The primary objective of the report is to measure consumer dollars gained by alarm companies, in order to present an account of the size of the market served by the 100 largest security providers.

•	SDM 100 firms are ranked by their RMR.

“Jumping five positions - from #12 last year to #7 overall (and #1 for Non-Residential Installations) - in this competitive industry is an impressive feat considering our RMR growth was exclusively accomplished organically,” Shaw adds. “Typically, mergers and acquisitions play a predominant role in changes in the rankings but we earned our move up the leaderboard by winning the battle on the customer front.”

“This is an exciting time for Interface,” says Chuck Moeling, Interface Chief Marketing Officer and EVP of Sales. “Our unique value proposition for large retail and hospitality companies capitalizes on the ever-increasing needs these companies have to integrate, manage and secure IP technologies across their stores, restaurants and properties. Interface’s ability to deliver a simpler, more efficient and secure solution has translated into record growth for the Company as leading retail and hospitality companies continue to choose Interface to help them Simplify To The Power Of One®.”

About Interface: Interface is a cloud-based managed security services company headquartered in St. Louis, Missouri. Interface manages a broad range of secure, IP-based security solutions for retail, hospitality and small business customers as well as remote interactive video surveillance. Interface operates two UL Approved 5-Diamond CSAA Certified Secure Operations Centers and a nationwide service delivery infrastructure. Interface is a portfolio company of SunTx Capital Partners. For more information on Interface, visit www.interfacesystems.com.

About SunTx Capital Partners: SunTx Capital Partners, LP (SunTx), is a Dallas, TX based private equity firm that invests in middle market manufacturing, distribution and service companies. SunTx specializes in supporting talented management teams in industries where SunTx can apply its operational experience and financial expertise to build leading middle-market companies with operations typically in the Sun Belt region of the United States. The capital committed by SunTx comes from the principals of SunTx, as well as from institutional investors, including leading university endowments and corporate and public pension funds. More information about SunTx can be found at www.suntx.com.

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Media Contacts:
Ryan Livesay VP Marketing and Business Development Interface Security Systems (314) 595.0117 ryan.livesay@interfacesystems.com	Daniel Yunger / Ethan Lyle SunTx Capital Partners Kekst (212) 521-4800 daniel.yunger@kekst.com ethan.lyle@kekst.com